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                                                                      Exhibit 11

                                   NVR, Inc.
                       Computation of Earnings Per Share
               (amounts in thousands, except per share amounts)

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                                               Three Months Ended March 31,
                                               ----------------------------
                                                   2000           1999
                                                 -------         -------

  1.    Net income                                $30,574        $26,007
                                                  =======        =======

  2.    Average number of shares outstanding        9,491         10,945

  3.    Shares issuable upon exercise of
        dilutive options outstanding during
        period, based on average market price       1,767          1,930
                                                  -------        -------

  4.    Average number of shares and share
        equivalents outstanding (2 + 3)            11,258         12,875
                                                  =======        =======

  5.    Basic earnings per share                  $  3.22        $  2.38
                                                  =======        =======
  6.    Diluted earnings per share                $  2.72        $  2.02
                                                  =======        =======
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